EXHIBIT 21

Subsidiaries of ESCO Technologies Inc.

The following list omits certain of the Company’s subsidiaries which, if considered in the aggregate as a single subsidiary, would not, as of the end of the year covered by this Report, constitute a “significant subsidiary” as defined in SEC Regulation S-X.

Name	State or Jurisdiction of Incorporation or Organization	Name(s) Under Which It Does Business
Beijing Lindgren E.M. Technology Co., Ltd.	People’s Republic of China	Same; also ETS-Lindgren
Crissair, Inc.	California	Same
Doble Engineering Company	Massachusetts	Same
Doble PowerTest Limited	England	Same
EMS Development Corporation	New York	Same; also ESCO Maritime Solutions
ESCO International Holding Inc.	Delaware	Same
ESCO Maritime Solutions Ltd.	England	Same
ESCO Technologies Holding LLC	Delaware	Same
ESCO UK Global Holdings Ltd.	England	Same
ETS-Lindgren Inc.	Illinois	Same
ETS-Lindgren OY	Finland	Same
ETS-Lindgren Technology (Tianjin) Co., Ltd.	People’s Republic of China	Same; also ETS-Lindgren
Globe Composite Solutions, LLC	Delaware	Same
I.S.A. – Altanova Group S.r.l.	Italy	Same; also Altanova
Mayday Manufacturing Co.	Texas	Same
Morgan Schaffer Ltd.	Quebec	Same
MPE Limited	England	Same
NRG Systems, Inc.	Vermont	Same
PMES I Limited	England	Same; also ESCO Maritime Solutions
PTI Technologies Inc.	Delaware	Same
Westland Technologies, Inc.	California	Same; also Globe Composite Solutions